Exhibit 99.1

NAUTILUS, INC. REPORTS IMPROVED RESULTS FOR THE SECOND QUARTER 2012

 Second Quarter Net Sales Increase 14%

Operating Margin Improves 670 basis points

VANCOUVER, WASHINGTON, August 6, 2012 - Nautilus, Inc. (NYSE: NLS) reported today its unaudited operating results for the second quarter ended June 30, 2012. Continuing the momentum established in 2011, net sales for the second quarter 2012 totaled $39.6 million, an increase of 14.0% compared to net sales of $34.7 million for the same quarter in 2011.

Gross margin for the second quarter of 2012 improved 150 basis points to 43.4%, compared to 41.9% for the same quarter in 2011. The increase in gross margin was primarily due to sales of higher margin Direct products. Operating margin for the second quarter of 2012 improved 670 basis points over the same period last year.

Loss from continuing operations for the second quarter ended June 30, 2012 was $0.5 million, compared to loss from continuing operations of $2.2 million for the same period last year. Loss per diluted share from continuing operations for the second quarter of 2012 was $(0.02), compared to $(0.07) for the same quarter a year ago. The significant improvement in results from continuing operations reflects stronger sales, improved gross margins, and lower operating expenses as a percentage of sales.

For the six months ended June 30, 2012, income from continuing operations was $2.2 million, compared to loss from continuing operations of $1.1 million for the same period last year.  Income per diluted share from continuing operations for the first six months of 2012 was $0.07, compared to loss per diluted share of $(0.03) for the same period a year ago.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our second quarter results illustrate continued steady progress in many of the focus areas of our business. Our Direct business continued its strong momentum by posting revenue growth, an increase in gross margin and further improvements in operating expense leverage. While our Retail business generated significant revenue increases in the quarter, we believe this was partially due to a shift in some of our retail partners' buying patterns in to the second quarter in anticipation of previously announced price increases affecting the second half of 2012.”

The Company reported net loss (including discontinued operation) of $0.2 million for the second quarter of 2012, compared to net loss of $3.3 million for the second quarter of 2011. Net loss per diluted share for the second quarter of 2012 was $(0.01), compared to $(0.11) for the same quarter a year ago. Net loss for the 2012 second quarter included income from discontinued operation of $0.3 million, or $0.01 per diluted share, compared to loss from discontinued operation of $1.1 million, or $(0.04) per diluted share, for the 2011 second quarter.

Mr. Cazenave continued, “It is gratifying for our team to generate such strong revenue growth along with gross margin improvement during our seasonally slowest and traditionally weakest financial quarter of the year. With this improved performance, we now have confidence to invest in a more robust innovation platform, applying new learning from recently completed consumer research, to better position the company in terms of product diversification and improved top and bottom line growth in the future. Short term, we do anticipate softness in the Retail business as our retail partners continue to rationalize their fitness product offerings across their entire supply base. As a result of this softness and the incremental investment to launch new products, we believe that the improved operating results we experienced in the first half of the year are not indicative of likely results for the remainder of the year. We will continue to focus on implementing our long term business strategy and, despite the added new product launch investments and the challenges in Retail, we expect to achieve profitability in the second half of this year.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $24.7 million in the second quarter of 2012, an increase of 10.0% over the comparable period last year, reflecting strong demand for the Company's cardio products. The higher sales were also partly driven by increased advertising effectiveness and higher U.S. consumer credit approval rates, which rose to 30% in the 2012 second quarter from 24% for the same period last year.

Operating income for the Direct segment improved to $1.0 million for the second quarter 2012, compared to Direct segment operating loss of $1.0 million for the second quarter 2011. This improvement reflects stronger sales as well as a 290 basis point reduction in Direct selling and marketing expense as a percentage of sales. Gross margin for the Direct business was 55.1% for the second quarter of 2012, an increase of 510 basis points compared to the second quarter of last year.

Net sales for the Retail segment were $14.0 million in the second quarter 2012, an increase of 22.9% compared to the second quarter last year. As previously disclosed, in the first half of 2012, the Company took certain steps to stabilize declining gross margins in its Retail business.  These steps included a price increase for the back half of 2012, which resulted in some Retail customers accelerating a portion of their purchases into the second quarter compared to their typical buying patterns.

Operating income for the Retail segment was $1.1 million, a 24.8% increase over the same quarter last year mainly attributable to higher sales. Retail gross margin was 19.2% in the second quarter of 2012, a decrease of 250 basis points from the same quarter a year ago.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of June 30, 2012, the Company had cash and cash equivalents of $16.1 million and no debt, compared to cash and cash equivalents of $17.4 million and $5.6 million of debt at year end 2011. Working capital was $16.8 million, compared to $19.4 million at year end 2011; the decline in working capital was mainly the result of paying off the $5.6 million of debt during March of this year. Inventory as of June 30, 2012 was $12.6 million, compared to $11.6 million as of December 31, 2011. The Company believes it has adequate inventory to support current demand levels.

For further information, see "Balance Sheet Information" attached hereto.

 Conference Call
Nautilus will host a conference call to discuss the Company's operating results for the second quarter ended June 30, 2012 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, August 6, 2012. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 268-5851 in North America and international listeners may call (303) 223-2692. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer and William B. McMahon, Chief Operating Officer.
A telephonic playback will be available from 6:30 p.m. ET, August 6, 2012, through 6:30 p.m. ET, August 20, 2012. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21600716.

About Nautilus, Inc.
Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber® ,Schwinn®, Schwinn FitnessTM, Universal® and CoreBody Reformer™, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.schwinnfitness.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial trends; future operating results; expected profitability and the timing thereof; and future plans for introduction of new products. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable costs, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2012 and 2011:

Results of Operations Information	Three months ended June 30,		Six months ended June 30,
(Unaudited and in thousands, except per share amounts)	2012	2011	2012	2011
Net sales	$39,583	$34,724	$90,845	$83,025
Cost of sales	22,415	20,181	49,772	46,395
Gross profit	17,168	14,543	41,073	36,630
Operating expenses:
Selling and marketing	12,557	12,219	28,623	27,084
General and administrative	4,291	4,277	8,301	8,969
Research and development	919	724	1,919	1,477
Total operating expenses	17,767	17,220	38,843	37,530
Operating (loss) income	(599)	(2,677)	2,230	(900)
Other (expense) income, net	(80)	(52)	2	(141)
(Loss) income from continuing operations before income taxes	(679)	(2,729)	2,232	(1,041)
Income tax (benefit) expense	(193)	(533)	71	34
(Loss) income from continuing operations	(486)	(2,196)	2,161	(1,075)
Income (loss) from discontinued operation, net of income taxes	322	(1,072)	197	(587)
Net (loss) income	$(164)	$(3,268)	$2,358	$(1,662)
(Loss) income per basic and diluted share:
Continuing operations	$(0.02)	$(0.07)	$0.07	$(0.03)
Discontinued operation	0.01	(0.04)	0.01	(0.02)
Net loss	(0.01)	(0.11)	0.08	(0.05)
Weighted average shares outstanding:
Basic	30,878	30,745	30,878	30,745
Diluted	30,878	30,745	30,987	30,745

SEGMENT INFORMATION

The following table presents comparative net sales by segment for the three months ended June 30, 2012 and 2011:

Net Sales by Segment	Three months ended June 30,		Change
(Unaudited and in thousands)	2012	2011	$	%
Direct	$24,707	$22,455	$2,252	10.0%
Retail	14,030	11,417	2,613	22.9%
Royalty income	846	852	(6)	(0.7)%
Total net sales	$39,583	$34,724	$4,859	14.0%

The following table presents comparative operating results by segment for the three months ended June 30, 2012 and 2011:

Operating Loss by Segment	Three months ended June 30,
(Unaudited and in thousands)	2012	2011	Change
Direct	$993	$(1,022)	$2,015
Retail	1,088	872	216
Unallocated corporate	(2,680)	(2,527)	(153)
Total operating loss	$(599)	$(2,677)	$2,078

The following table presents comparative net sales by segment for the six months ended June 30, 2012 and 2011:

Net Sales by Segment	Six months ended June 30,		Change
(Unaudited and in thousands)	2012	2011	$	%
Direct	$58,441	$52,709	$5,732	10.9%
Retail	30,669	28,380	2,289	8.1%
Royalty income	1,735	1,936	(201)	(10.4)%
Total net sales	$90,845	$83,025	$7,820	9.4%

The following table presents comparative operating results by segment for the six months ended June 30, 2012 and 2011:

Operating Income (Loss) by Segment	Six months ended June 30,
(Unaudited and in thousands)	2012	2011	Change
Direct	$4,021	$1,178	$2,843
Retail	3,355	3,101	254
Unallocated corporate	(5,146)	(5,179)	33
Total operating income (loss)	$2,230	$(900)	$3,130

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2012 (unaudited) and December 31, 2011:

Balance Sheet Information	As of
(In thousands)	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$16,131	$17,427
Trade receivables, net	10,627	23,780
Inventories	12,591	11,601
Prepaids and other current assets	4,002	5,279
Total current assets	43,351	58,087
Property, plant and equipment, net	5,460	4,405
Goodwill	2,859	2,873
Other intangible assets, net	15,691	16,716
Other assets	639	732
Total assets	$68,000	$82,813
Liabilities and Stockholders' Equity
Trade payables	$16,926	$28,563
Accrued liabilities	6,489	7,218
Warranty obligations, current portion	1,939	1,803
Deferred income tax liabilities	1,184	1,064
Total current liabilities	26,538	38,648
Long-term notes payable	—	5,598
Warranty obligations, non-current	214	214
Income taxes payable, non-current	3,555	3,658
Deferred income tax liabilities, non-current	1,665	1,434
Other long-term liabilities	1,412	1,308
Stockholders' equity	34,616	31,953
Total liabilities and stockholders' equity	$68,000	$82,813